SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARIBA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Ariba, Inc., which will be held at Ariba headquarters, located at 807 11th Avenue, Sunnyvale, California on February 24, 2006, at 8:00 a.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

It is important that your shares be represented and voted at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED. As discussed in the Proxy Statement, returning the proxy or voting instruction card does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Ariba. We look forward to seeing you at the Annual Meeting.

Sincerely,

ROBERT M. CALDERONI
Director and Chief Executive Officer

Sunnyvale, California

January 17, 2006

ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 24, 2006

To the Stockholders:

The annual meeting of stockholders (the “Annual Meeting”) of Ariba, Inc. (the “Company”) will be held at Ariba headquarters, located at 807 11th Avenue, Sunnyvale, California on February 24, 2006, at 8:00 a.m. for the following purposes:

1. To elect two (2) members of the Board of Directors to serve until the 2009 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on January 13, 2006, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s principal executive offices located at 807 11th Avenue, Sunnyvale, California, 94089 during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order of the Board of Directors

James W. Frankola
Executive Vice President and Chief Financial Officer

Sunnyvale, California

January 17, 2006

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 1 OF THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

ARIBA, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 24, 2006

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Ariba, Inc., a Delaware corporation (“Ariba” or the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Ariba’s headquarters, located at 807 11th Avenue, Sunnyvale, California on February 24, 2006, at 8:00 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about January 17, 2006.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement (“Proxy Statement”).

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s Common Stock (the “Common Stock”) is the only type of security entitled to vote at the Annual Meeting. On January 13, 2006, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 72,297,545 shares of Common Stock outstanding. Each stockholder of record on January 13, 2006 is entitled to one vote for each share of Common Stock held by such stockholder on January 13, 2006. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Common Stock issued and outstanding and entitled to vote generally in the election of directors, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Voting of Shares

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, EquiServe, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use.

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you, together with a voting instruction card, by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Shares of Common Stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of Common Stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors (the “Board of Directors”) and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted FOR the nominees for election to the Board of Directors and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

You may also revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Chief Financial Officer of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Attending the Annual Meeting

You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the close of business on January 13, 2006 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of record holders on the record date prior to your being admitted to the Annual Meeting. If you are a beneficial owner of shares held in street name, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement prior to January 13, 2006, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

ELECTION OF DIRECTORS

The Company’s certificate of incorporation provides for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. Ariba currently has authorized seven directors. The class of directors standing for election at the Annual Meeting consists of two directors. The two directors will be elected at the Annual Meeting to serve until the 2009 annual meeting of stockholders of Ariba or until their successors are elected and qualified.

The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of December 31, 2005, their positions and offices held with Ariba and certain biographical information are set forth below. The Board of Directors has determined that each of its members, other than Robert M. Calderoni, Ariba’s Chief Executive Officer, are “independent directors” as described in the listing standards of The Nasdaq National Market (“Nasdaq”).

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The two Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Ariba. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than two individuals.

Nominee	Age	Year Term Expires	Positions and Offices Held with the Company
Richard A. Kashnow	64	2009	Director
Robert D. Johnson	58	2009	Director

Richard A. Kashnow, age 64, has served as a director of the Company since April 2003. Since February 2003, Mr. Kashnow has been self-employed as a consultant. From August 1999 until January 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital arm of Tyco International, Inc., a diversified manufacturing services company. In addition to serving as a director of the Company, he is also a member of the board of directors of ParkerVision, Inc., ActivCard Corp. and Komag, Incorporated. Mr. Kashnow holds a Bachelor of Science degree in physics from Worcester Polytechnic Institute, and a Ph.D. in solid state physics from Tufts University.

Robert D. Johnson, age 58, has served as a director of the Company since January 2005. Since January 2005, Mr. Johnson has been Chairman, Aerospace of Honeywell Aerospace, a division of Honeywell Inc., a supplier of aircraft engines, equipment, systems and services. From December 2000 to January 2005, Mr. Johnson was the President and Chief Executive Officer of Honeywell Aerospace. From December 1999 to December 2000, he was President and Chief Executive Officer of Allied Signal Aerospace, a division of Allied Signal Inc., a supplier of aircraft engines, equipment, systems and services. From August 1997 until December 1999, he was President and Chief Executive Officer of Electronic and Avionics Systems, Allied Signal Aerospace. In addition to serving as a director of the Company, Mr. Johnson is also a member of the board of directors of Phelps Dodge Corporation, a producer of copper, operating mining and manufacturing facilities, and Roper Industries Inc., a producer of engineered energy, scientific and industrial products. Mr. Johnson holds a Bachelor of Arts degree in economics and mathematics from Miami University (Ohio).

Set forth below is information regarding each of the continuing directors of Ariba, including his age as of December 31, 2005, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Continuing Directors—Term Ending in 2007

Thomas F. Monahan, age 56, has served as a director of the Company since July 2003. In August 2003, after six years as Dean of the College of Commerce and Finance at Villanova University, he returned to the faculty in the John M. Cooney Endowed Professorship in Accounting. Mr. Monahan received his Ph.D. in Accounting from Temple University, his Master of Business Administration in Finance from Rutgers University and his Bachelor of Science degree in Economics from Hofstra University. He is a Certified Public Accountant.

Karl E. Newkirk, age 64, has served as a director of the Company since July 2004. Mr. Newkirk served as a director of FreeMarkets, Inc. from August 2003 to July 2004. From June 1963 to December 2001, Mr. Newkirk was employed at Accenture, Ltd (formerly known as Andersen Consulting), where he was a partner from 1972 until July 2001, when Andersen Consulting became a public company. Mr. Newkirk held a number of leadership roles throughout his career at Accenture, most recently serving as the Managing Partner of the Global Enterprise Business Solutions Practice and of the Microsoft Alliance. In addition to serving as a director of the Company, he is also a member of the board of directors of I-Many, Inc. Mr. Newkirk holds an undergraduate degree in Industrial Engineering from Case Institute of Technology and a Master of Business Administration from Case Western Reserve University.

Richard F. Wallman, age 54, has served as a director of the Company since October 2002. From March 1995 until July 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and Allied Signal, Inc. (prior to its merger with Honeywell). In addition to serving as a director of the Company, he is also a member of the boards of directors of Avaya, Inc., Lear Corporation, Hayes-Lemmerz International, Inc. and ExpressJet Holdings, Inc. Mr. Wallman holds a Bachelor of Science degree in electrical engineering from Vanderbilt University and a Master of Business Administration from the University of Chicago Graduate School of Business.

Continuing Directors—Term Ending in 2008

Robert M. Calderoni, age 46, has served as Chairman of the Board of Directors since July 2003 and as the Company’s Chief Executive Officer and a director since October 2001. From October 2001 to July 2004, Mr. Calderoni also served as the Company’s President. From October 2001 to December 2001, Mr. Calderoni also served as the Company’s Interim Chief Financial Officer. From January 2001 to October 2001, Mr. Calderoni served as the Company’s Executive Vice President and Chief Financial Officer. Mr. Calderoni was also an employee of the Company from November 2000 to January 2001. From November 1997 to January 2001, he served as Chief Financial Officer at Avery Dennison Corporation, a manufacturer of pressure-sensitive materials and office products. In addition to serving as a director of the Company, he is also a member of the board of directors of Juniper Networks, Inc., a provider of network infrastructure systems. Mr. Calderoni holds a Bachelor of Science degree in accounting and finance from Fordham University.

Robert E. Knowling, Jr., age 50, has served as a director of the Company since July 2000 and currently serves as the Company’s lead independent director. Since June 2005, Mr. Knowling has served as Chief Executive Officer of Vercuity Solutions, Inc., a supplier of telecom expense management services. From January 2003 to May 2005, Mr. Knowling served as Chief Executive Officer of the New York Leadership Academy at the New York City Board of Education. From February 2001 to January 2003, Mr. Knowling served as Chairman and Chief Executive Officer of Internet Access Technologies, a software development company. Mr. Knowling served as President and Chief Executive Officer of Covad Communications Company, a broadband service provider, from July 1998 to October 2000. He also served as Chairman of the Board of Directors of Covad from September 1999 to October 2000. In August 2001, Covad filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. In addition to serving as a director of the Company, he is also a member of the boards of directors of Heidrick & Struggles International, an executive search firm, and Immune Response Corporation, a biopharmaceutical company. Mr. Knowling holds a Bachelor of Arts degree in theology from Wabash College, and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Business.

Board of Directors Meetings and Committees

During the fiscal year ended September 30, 2005, the Board of Directors held ten meetings and acted by written consent in lieu of a meeting on three occasions. For the fiscal year, each of the current directors during the term of his tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served. All of Ariba’s directors are encouraged to attend Ariba’s annual meeting of stockholders. All of Ariba’s directors were in attendance at Ariba’s 2005 Annual Meeting.

During the fiscal year ended September 30, 2005, the Board of Directors had an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Stock Option Committee. In January 2005, the Board of Directors replaced the Stock Option Committee with the Equity Incentive Committee.

Audit Committee. During the fiscal year ended September 30, 2005, the Audit Committee of the Board of Directors (the “Audit Committee”) held 16 meetings and did not act by written consent in lieu of a meeting on any occasion. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of the independent auditors’ service and annual audit fees to be paid to the Company’s independent auditors, the performance of the Company’s independent auditors and the accounting practices of the Company. The chair of the Audit Committee is Dr. Monahan, and the other members of the Audit Committee are Messrs. Johnson, Kashnow and Knowling. The Board of Directors has determined that each member of the Audit Committee is independent as described in applicable Nasdaq listing standards. The Board of Directors has also determined that Mr. Monahan is an “audit committee financial expert” as described in applicable rules and regulations of the Securities and Exchange Commission. A copy of the Audit Committee’s charter is publicly available on the Company’s website at http://www.ariba.com/company/investor_governance.cfm.

Corporate Governance and Nominating Committee. During the fiscal year ended September 30, 2005, the Corporate Governance and Nominating Committee of the Board of Directors (the “Corporate Governance and Nominating Committee”) held three meetings and did not act by written consent in lieu of a meeting on any occasion. The Corporate Governance and Nominating Committee (i) reviews and considers developments in corporate governance practices and recommends to the Board of Directors a set of effective corporate governance policies and procedures applicable to the Company, (ii) makes recommendations to the Board of Directors regarding candidates for membership on the Board of Directors and regarding the size and composition of the Board of Directors, and (iii) establishes procedures for the nomination process. The chair of the Corporate Governance and Nominating Committee is Mr. Wallman, and the other members of the Corporate Governance and Nominating Committee are Messrs. Knowling and Newkirk. A copy of the Corporate Governance and Nominating Committee’s charter is publicly available on the Company’s website at http://www.ariba.com/company/investor_governance.cfm.

Stockholders may propose director candidates for consideration by the Corporate Governance and Nominating Committee. Any such recommendations should be directed to the Secretary of the Company at the address of our principal executive offices set forth above. In addition, the Company’s bylaws permit stockholders to nominate directors at an annual meeting of stockholders. To nominate a director, a stockholder must (i) furnish the Company with the information required by the Company’s bylaws, (ii) in some cases deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to elect such nominee, and (iii) give timely notice to the Secretary of the Company in accordance with the Company’s bylaws, which require that the notice be received by the Secretary of the Company within the time periods described below for stockholder proposals not intended to be included in the Company’s proxy statement and proxy. See “Stockholder Proposals for 2007 Annual Meeting.”

Compensation Committee. During the fiscal year ended September 30, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) held six meetings and acted by written consent in lieu of a meeting on three occasions. The Compensation Committee administers the Company’s stock plans, reviews the performance of the executive officers of the Company, establishes compensation programs for the executive officers and reviews the compensation programs for other key employees, including salary and cash bonus levels and option and restricted stock grants under the Company’s stock plans. The chair of the Compensation Committee is Mr. Kashnow, and the other members of the Compensation Committee are Messrs. Johnson, Newkirk and Wallman. A copy of the Compensation Committee’s charter is publicly available on the Company’s website at http://www.ariba.com/company/investor_governance.cfm

Stock Option Committee. During the fiscal year ended September 30, 2005, the Stock Option Committee of the Board of Directors (the “Stock Option Committee”) held no meetings and acted by written consent in lieu of a meeting on 19 occasions. The Stock Option Committee administered the Company’s stock plans with respect to persons other than directors and officers of the Company, and with respect to options to purchase not more than 50,000 shares per calendar quarter. Options to purchase more than 50,000 shares must be approved by the Compensation Committee. The sole member of the Stock Option Committee was Mr. Calderoni.

Equity Incentive Committee. In January 2005, the Board of Directors replaced the Stock Option Committee with the Equity Incentive Committee of the Board of Directors (the “Equity Incentive Committee”). During the fiscal year ended September 30, 2005, the Equity Incentive Committee held no meetings and acted by written consent in lieu of a meeting on 38 occasions. The Equity Incentive Committee administers the Company’s equity incentive plans with respect to persons other than directors and executive officers of the Company. With respect to each calendar quarter, its authority is limited to grants of not more than 50,000 options per person and not more than 25,000 restricted shares per person. Grants in excess of these limits must be approved by the Compensation Committee. The sole member of the Equity Incentive Committee is Mr. Calderoni.

Stockholder Communications with Directors

Any stockholder wishing to send written communications to the Company’s Board of Directors or a specified individual director may do so by sending them to Ariba at its principal executive offices at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel. The Company’s general counsel will relay all such communications to the Board of Directors, or individual members, as appropriate.

Director Compensation

Members of the Company’s Board of Directors receive a retainer of $50,000 per year, paid in quarterly installments. The Company’s lead independent director (currently Robert E. Knowling, Jr.) receives an additional retainer of $10,000 per year, paid in quarterly installments. The chair of each committee of the Board of Directors receives an annual retainer of $5,000, also paid in quarterly installments, except that the chair of the Company’s Audit Committee receives an annual retainer of $10,000. Directors receive a fee of $2,500 for each meeting of the Board of Directors that they attend and a fee of $1,000 for each meeting of a committee of the Board of Directors that they attend. Directors may elect to convert from 50% to 100% of their cash compensation into shares of the Company’s Common Stock or options to purchase such shares. The shares or options are granted automatically as of the last day of the quarter in which the cash compensation was earned. Cash is converted into shares based on the closing price of the Company’s stock on the last trading day in the quarter and into options based on the option valuation method used by the Company in preparing its consolidated financial statements. The options have an exercise price equal to 100% of the closing price of the Company’s stock on the last trading day in the quarter. The option term is 10 years, except that the options expire 12 months after the director’s service terminates for any reason. Shares or options received in lieu of cash compensation are fully vested.

Prior to October 27, 2005, the compensation program for non-employee directors provided that non-employee directors receive automatic option grants under the 1999 Directors’ Stock Option Plan. Directors were also eligible to receive options and be issued shares of Common Stock under the 1999 Equity Incentive Plan. The Board of Directors had determined that each new non-employee director would receive an option to purchase 25,000 shares of Common Stock when he or she joined the Board of Directors, provided that the director had never been employed by the Company. In addition, at each annual meeting, each individual who continued serving as a non-employee director would receive an additional option to purchase 25,000 shares of Common Stock (whether or not the director had been employed by the Company). However, a director would not receive an annual grant in the same calendar year in which he or she received the initial grant. The exercise price per share for each option grant would be equal to the fair market value per share on the date of grant. Each initial grant would become exercisable for one-third of the shares after the director completed each of his or her first three years of service on the Board of Directors. The initial grants become exercisable for all shares if the Company is subject to a change in control. Each annual option grant was fully exercisable upon the date of grant. The initial and annual option grants each consisted of a combination of automatic grants under the 1999 Directors’ Stock Option Plan and discretionary grants under the 1999 Equity Incentive Plan, and the size of the discretionary grants was subject to change each year after review by the Compensation Committee. On January 24, 2005, Mr. Johnson was granted an option to purchase 12,500 shares of Common Stock under the 1999 Equity Incentive Plan and an option to purchase 12,500 shares of Common Stock under the 1999 Directors’ Stock Option Plan. On April 15, 2005, the Board terminated the 1999 Directors’ Stock Option Plan. On June 14, 2005, each of Messrs. Kashnow, Knowling, Monahan, Newkirk and Wallman was granted an option to purchase 25,000 shares of Common Stock under the 1999 Equity Incentive Plan.

On October 27, 2005, the Board of Directors reviewed the compensation program for non-employee directors. The equity compensation component was changed so that non-employee directors will receive grants of restricted shares of Common Stock instead of options to purchase Common Stock. The Board of Directors determined that each new non-employee director upon election to the Board of Directors will receive a one-time grant of restricted shares of Common Stock with a fair market value of $100,000 on the date of grant, provided that the director has never been employed by the Company. In addition, each continuing non-employee director will receive an annual grant of restricted shares of Common Stock with a fair market value of $100,000 on the date of grant, to be granted at the meeting of the Board of Directors held in conjunction with the annual meeting of stockholders (whether or not the director has been employed by the Company). However, a director will not receive an annual grant in the same calendar year in which he or she received the initial grant. Each initial and annual grant of restricted shares of Common Stock will vest on the first permissible trading day that occurs after the first anniversary of the date of grant, provided that the recipient remains in the Company’s service on the vesting date, subject to full acceleration upon a change in control of the Company.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table sets forth, as of December 31, 2005, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s directors and the executive officers named in the Summary Compensation Table on page 10 and (iii) all current directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares Beneficially Owned as of December 31, 2005(1)
Beneficial Owner*	Number of Shares	Percentage of Class
Robert M. Calderoni(2)	939,464	1.3%
Robert D. Johnson(3)	33,334	*	*
Richard A. Kashnow(4)	58,334	*	*
Robert E. Knowling, Jr.(5)	68,331	*	*
David H. McCormick	29,505	*	*
Thomas F. Monahan(6)	58,334	*	*
Karl E. Newkirk(7)	70,430	*	*
Richard F. Wallman(8)	65,000	*	*
Kevin S. Costello(9)	385,653	*	*
James W. Frankola(10)	273,405	*	*
All current directors and executive officers as a group (12 people)(11)	2,343,564	3.2%

*	These beneficial owners can be reached at Ariba, Inc., 807 11th Avenue, Sunnyvale, California 94089.

**	Less than 1% of the outstanding shares of Common Stock.
(1)	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days of December 31, 2005 for the purpose of computing the percentage ownership of the person holding those options, but not for the purpose of computing the percentage ownership of any other person. Based on 72,336,783 shares of Common Stock outstanding as of December 31, 2005.
(2)	Includes 907,068 shares subject to forfeiture as of December 31, 2005.
(3)	Includes options exercisable for 33,334 shares of Common Stock within 60 days of December 31, 2005.
(4)	Includes options exercisable for 58,334 shares of Common Stock within 60 days of December 31, 2005.
(5)	Includes options exercisable for 68,331 shares of Common Stock within 60 days of December 31, 2005.
(6)	Includes options exercisable for 58,334 shares of Common Stock within 60 days of December 31, 2005.
(7)	Includes options exercisable for 70,430 shares of Common Stock within 60 days of December 31, 2005.
(8)	Includes options exercisable for 65,000 shares of Common Stock within 60 days of December 31, 2005.
(9)	Includes 359,723 shares subject to forfeiture as of December 31, 2005.
(10)	Includes 238,054 shares subject to forfeiture as of December 31, 2005.
(11)	Includes options exercisable for an aggregate of 391,243 shares of Common Stock within 60 days of December 31, 2005, and 1,823,261 shares subject to forfeiture as of December 31, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16(a)”), which require them to file reports with respect to their ownership of Common Stock and their transactions in Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their fiscal year 2005 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2005, the Company believes that, except for the inadvertent late filing of a Form 4 in connection with the initial option issuance to Robert D. Johnson, all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board or greater than 10% stockholders during such fiscal year.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following Summary Compensation Table sets forth the compensation earned by the Company’s Chief Executive Officer and the three other executive officers who were serving as such as of September 30, 2005 (collectively, the “Named Officers”).

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)(1)	Bonus($)		Other Annual Compensation($)		Restricted Stock Awards($)(2)		Securities Underlying Options(#)(3)	All Other Compensation($)
Robert M. Calderoni Director and Chief Executive Officer	2005 2004 2003	600,000 600,000 600,000	1,251,899 1,376,400 1,488,452	(4) (8) (10)	920,798 965,425 1,171,395	(5) (5) (5)	7,647,008 3,000,024 0	(6) (9)	0 0 0	3,285 413 300	(7) (7) (7)
David H. McCormick(11) Director and President	2005 2004	500,000 154,167	217,000 70,000		0 0		0 921,663	(13)	0 500,000	1,557,543 315	(12) (7)
Kevin S. Costello Executive Vice President and Chief Commercial Officer	2005 2004 2003	450,000 450,000 450,000	371,819 532,002 706,867	(14) (17) (18)	14,689 15,000 15,000	(15) (15) (15)	3,496,010 855,000 0	(16) (9)	0 208,333 83,333	1,560 300 300	(7) (7) (7)
James W. Frankola Executive Vice President and Chief Financial Officer	2005 2004 2003	450,000 450,000 450,000	160,753 615,295 1,300,479	(19) (21) (22)	0 0 5,021	(23)	2,293,102 855,000 0	(20) (9)	0 25,000 41,667	990 293 270	(7) (7) (7)

(1)	Salary includes amounts deferred under the Company’s 401(k) Plan.
(2)	The Company does not plan to pay dividends on its Common Stock, but the restricted shares shown in this column are eligible to receive dividends to the same extent as other shares of Common Stock. Restricted stock numbers for 2004 reflect the 1-for-6 reverse split of the Common Stock effected on July 1, 2004.
(3)	Option numbers for 2003 and 2004 reflect the 1-for-6 reverse split of the Common Stock effected on July 1, 2004.
(4)	Includes a bonus of $200,000 for services rendered in fiscal 2005, $1,199 for President’s Club achievement and $1,050,700 for forgiveness of a loan from a third party to Mr. Calderoni made in fiscal 2001. No Company cash was used to fund the loan. See “Compensation Committee Report.”
(5)	The amounts shown represent Company tax reimbursement payments. The Company entered into an agreement with Mr. Calderoni in 2001 under which he was entitled to receive annual cash payments from the Company during fiscal years 2002 through 2005. The amount of each payment was calculated to compensate Mr. Calderoni for the income taxes that he incurred as the result of the loan forgiveness described in footnotes (4), (8) and (10).
(6)	During fiscal 2005, Mr. Calderoni was granted 400,000 shares of restricted stock pursuant to the Company’s annual grant program. These shares vest in three equal installments on the first permissible trading days after October 8, 2005, October 8, 2006 and October 8, 2007, respectively; provided that service as an employee, consultant or director of the Company has been continuous until the applicable day. In addition, Mr. Calderoni was granted 591,668 shares of restricted stock in exchange for canceling options to purchase 1,583,332 shares pursuant to the Company’s option exchange program. The cancelled options had a value at the time of surrender of $3,396,014, as determined by the Company using the methodology and assumptions used in preparing its financial statements. These restricted shares granted pursuant to the option exchange program vest in three equal installments on the first permissible trading days after August 12, 2006, August 12, 2007 and August 12, 2008, respectively; provided that service as an employee, consultant or director of the Company has been continuous until the applicable day.

(7)	Represents amounts paid by the Company on behalf of the Named Officer for group term life insurance.
(8)	Includes a bonus of $275,000 for services rendered in fiscal 2004 and $1,101,400 for forgiveness of a loan from a third party to Mr. Calderoni made in fiscal 2001, as described in footnote (4).
(9)	Mr. Calderoni was granted 146,200 shares of restricted stock and Messrs. Costello and Mr. Frankola were each granted 41,666 shares of restricted stock on January 23, 2004 pursuant to the Company’s annual grant program. Pursuant to the terms of their restricted stock agreements, (A) 50% of the shares vest in three equal installments on the first permissible trading day after January 23, 2005, January 23, 2006 and January 23, 2007, respectively, provided that service of such person as an employee, consultant or director of the Company has been continuous until that day, and (B) 50% of the shares vest on the first permissible trading day after the earlier of (i) January 23, 2009 or (ii) such date as the Company achieves certain milestones.
(10)	Includes a bonus of $335,000 for services rendered in fiscal 2003, $1,352 for President’s Club achievement, and $1,152,100 for forgiveness of a loan from a third party to Mr. Calderoni made in fiscal 2001, as described in footnote (4).
(11)	Mr. McCormick joined the Company and was appointed President on July 1, 2004 upon the closing of the Company’s merger with FreeMarkets, Inc. Mr. McCormick resigned effective as of September 30, 2005.
(12)	Includes payment of severance benefits, health insurance premiums and accrued vacation pursuant to Mr. McCormick’s Release Agreement with the Company. See “Employment Contracts, Termination of Employment and Change in Control Arrangements—David H. McCormick.” Also includes $968 paid by the Company on behalf of the Named Officer for group term life insurance.
(13)	Mr. McCormick was granted 83,333 shares of restricted stock on July 1, 2004. Pursuant to the terms of his restricted stock agreement, 50% of the shares vested on July 1, 2005 and the remaining 50% ceased vesting on September 30, 2005, upon the termination of Mr. McCormick’s employment with the Company.
(14)	Includes a bonus of $157,519 for services rendered in fiscal 2005, $760 for President’s Club achievement and $213,540 for forgiveness of a loan from the Company to Mr. Costello made in 2002. See “Compensation Committee Report.”
(15)	Represents reimbursement of fees for personal financial services.
(16)	During fiscal 2005, Mr. Costello was granted 225,000 shares of restricted stock pursuant to the Company’s annual grant program. These shares vest in three equal installments on the first permissible trading days after October 8, 2005, October 8, 2006 and October 8, 2007, respectively; provided that service as an employee, consultant or director of the Company has been continuous until the applicable day. In addition, Mr. Costello was granted 195,835 shares of restricted stock in exchange for canceling options to purchase 541,665 shares pursuant to the Company’s option exchange program. The cancelled options had a value at the time of surrender of $1,194,578, as determined by the Company using the methodology and assumptions used in preparing its financial statements. These restricted shares pursuant to the option exchange program vest in three equal installments on the first permissible trading days after August 12, 2006, August 12, 2007 and August 12, 2008, respectively; provided that service as an employee, consultant or director of the Company has been continuous until the applicable day.
(17)	Includes a bonus of $184,979 for services rendered in fiscal 2004, $808 for President’s Club achievement, and $346,215 of loan forgiveness, as described in footnote (14).
(18)	Includes a bonus of $223,780 for services rendered in fiscal 2003 and $483,087 of loan forgiveness, as described in footnote (14).
(19)	Includes a bonus of $118,898 for services rendered in fiscal 2005 and $41,855 for forgiveness of a loan from the Company to Mr. Frankola made in 2002. See “Compensation Committee Report.”

(20)	During fiscal 2005, Mr. Frankola was granted 150,000 shares of restricted stock pursuant to the Company’s annual grant program. These shares vest in three equal installments on the first permissible trading days after October 8, 2005, October 8, 2006 and October 8, 2007, respectively; provided that service as an employee, consultant or director of the Company has been continuous until the applicable day. In addition, Mr. Frankola was granted 124,167 shares of restricted stock in exchange for canceling options to purchase 316,665 shares pursuant to the Company’s option exchange program. The cancelled options had a value at the time of surrender of $780,455, as determined by the Company using the methodology and assumptions used in preparing its financial statements. These restricted shares pursuant to the option exchange program vest in three equal installments on the first permissible trading days after August 12, 2006, August 12, 2007 and August 12, 2008, respectively; provided that service as an employee, consultant or director of the Company has been continuous until the applicable day.
(21)	Includes a bonus of $105,000 for services rendered in fiscal 2004 and $510,295 of loan forgiveness, as described in footnote (19).
(22)	Includes a bonus of $275,625 for services rendered in fiscal 2003 and $1,024,854 of loan forgiveness, as described in footnote (19).
(23)	Represents reimbursement of taxes due in connection with a relocation benefit.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2005 and option holdings as of September 30, 2005 with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

	Shares Acquired on Exercise(#)	Value Realized (Market Price at Exercise Less Exercise Price)($)	Number of Securities Underlying Unexercised Options at September 30, 2005(#)		Value of Unexercised In-the-Money Options at September 30, 2005($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert M. Calderoni	0	0	0	0	0	0
Kevin S. Costello	0	0	0	0	0	0
James W. Frankola	0	0	0	0	0	0
David H. McCormick	120,000	875,663	319,585	797,543	122,663	204,437

(1)	Based on the fair market value per share of the Company’s Common Stock at September 30, 2005 ($5.70), less the exercise price payable for such shares.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Compensation Committee, as administrator of the Company’s stock option plans, may provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by any executive officer or director of the Company in connection with certain changes in control of the Company. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event.

Robert M. Calderoni

The Company entered into a severance agreement with Mr. Calderoni. If the Company terminates his employment for a reason other than cause or disability, the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 18 months, for 18 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 18-month period starting on his termination date. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has failed to appoint him as the chief executive officer of a public corporation, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 250% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 30-month period starting on his termination date.

The 18-month continuation of cash compensation and continued option vesting are contingent on Mr. Calderoni’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Calderoni is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Calderoni from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Calderoni is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

The severance agreement also provides that the Company will reimburse Mr. Calderoni, on a tax-adjusted basis, for the excise tax on excess parachute payments. The Internal Revenue Code imposes a 20% excise tax on “excess parachute payments.” Parachute payments include all compensation that is contingent on a change in control of the Company, including severance benefits and accelerated vesting of options and restricted stock. However, the excise tax applies only if the aggregate amount of all parachute payments equals or exceeds 300% of the executive’s average annual compensation from the Company for the last five completed calendar years (or, if less, for all completed calendar years in the executive’s period of employment). If the excise tax applies, then parachute payments become subject to the tax to the extent that they exceed 100% of the executive’s average annual compensation from the Company for the same period.

James W. Frankola

The Company entered into a severance agreement with Mr. Frankola. If the Company terminates his employment for a reason other than cause or disability or if he resigns after the Company, without his consent, has required that he serve in any position other than Chief Financial Officer or Chief Executive Officer, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 12-month period starting on his termination date. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has failed to appoint him as the Chief Financial Officer of a public corporation, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 200% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 24-month period starting on his termination date. The agreement also provides that the Company will reimburse Mr. Frankola, on a tax-adjusted basis, for the excise tax on excess parachute payments, but only to the extent that the excise tax is attributable to the cash severance payment.

The 12-month continuation of cash compensation and continued option vesting are contingent on Mr. Frankola’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Frankola is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Frankola from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Frankola is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

Kevin S. Costello

The Company entered into a severance agreement with Mr. Costello. If the Company terminates his employment for a reason other than cause or disability or if he resigns after the Company, without his consent, has required that he report to anyone other than the Company’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 12-month period starting on his termination date. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has required that he report to anyone other than the Company’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 250% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 30-month period starting on his termination date. The agreement also provides that the Company will reimburse Mr. Costello, on a tax-adjusted basis, for the excise tax on excess parachute payments, but only to the extent that the excise tax is attributable to the cash severance payment.

The 12-month continuation of cash compensation and continued option vesting are contingent on Mr. Costello’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Costello is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Costello from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Costello is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

David H. McCormick

On September 30, 2005, David McCormick resigned as President and as a member of the Board of Directors. At that time, the Company and Mr. McCormick entered into a Release Agreement dated September 30, 2005 (the “Release Agreement”) pursuant to which Mr. McCormick became entitled to receive certain separation benefits and other payments in exchange for providing a release of claims to the Company and a reaffirmation of the Non-Competition and Confidentiality Agreement that Mr. McCormick entered into on March 25, 2001. Mr. McCormick became entitled to the separation benefits pursuant to the terms of the FreeMarkets, Inc. Change of Control Separation Plan, as modified by an Employment Agreement, dated January 23, 2004, between Ariba and Mr. McCormick. Such Employment Agreement terminated in connection with the termination of Mr. McCormick’s employment.

Specifically, Mr. McCormick became entitled to receive the following separation benefits pursuant to the Release Agreement: (a) Mr. McCormick received a payment of $1,515,000 (less all applicable withholding taxes and other deductions) from the Company, (b) Mr. McCormick received a payment of $20,422 (less all applicable withholding taxes and other deductions) from the Company, which represents cash in lieu of 36 months of continued medical and dental coverage for him, his spouse and dependents, (c) Mr. McCormick received a payment of $166,727 (less all applicable withholding taxes and other deductions) from the Company, which represents his final fiscal year 2005 bonus payment, and (d) all options to purchase shares of the Company’s common stock granted to Mr. McCormick prior to July 1, 2004 were deemed vested and exercisable as of September 30, 2005. This means that, as of September 30, 2005, of the options received by Mr. McCormick prior to July 1, 2004, he was vested in options to purchase a total of 497,128 shares of Common Stock. In addition, Mr. McCormick ceased vesting in all options and in all restricted shares of Common Stock granted to him on or after July 1, 2004, and all such options and restricted shares not vested as of September 30, 2005 were forfeited.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has the authority to establish the level of base salary payable to the Chief Executive Officer (the “CEO”) and the other executive officers of the Company and to administer the Company’s 1999 Equity Incentive Plan and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the bonus program to be in effect for the CEO and the other executive officers. The Committee is comprised of non-employee directors and acts periodically to evaluate the effectiveness of the compensation program in linking the Company’s performance and executive pay. Additionally, the Committee or the Board is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly.

For the fiscal year ended September 30, 2005, the process utilized by the Committee in determining compensation levels for executive officers was based on market data, surveys prepared by independent compensation consultants and the subjective judgment of the Committee. Additionally, the recommendations of the CEO were considered with respect to the compensation of the Company’s executive officers. However, the Committee made the final compensation decisions concerning such officers.

The Company’s executive officers in fiscal 2005 were Robert M. Calderoni, Kevin S. Costello, James W. Frankola and David H. McCormick, who resigned effective September 30, 2005.

General Compensation Policy. The objective of the Company’s executive compensation program is to align executive compensation with the Company’s long-term and short-term business objectives and performance. Additionally, executive compensation is designed to enable the Company to attract, retain, and motivate qualified executives who are able to contribute to the long-term success of the Company. The following specific strategies are generally utilized to guide the Company’s executive compensation decisions:

•	Risk and Reward. A significant portion of an executive’s compensation should be tied to his or her performance and contributions to the success of the Company.

•	Pay for Performance. If an executive performs above expectations, then the executive should be rewarded with a higher level of total compensation. Similarly, if performance is below expectations, then there should be a lower level of total compensation, including the possibility of no variable compensation.

•	Compensate Competitively. The Company should compare its compensation programs to those of other companies in similar industries and establish compensation programs that are substantially at market, allowing the Company to attract and retain the executive talent it needs. The Committee has obtained compensation surveys prepared by independent compensation consultants that include companies in the Company’s industry and related industries. These companies may overlap with, but are not necessarily the same as, the companies included in the stock indices reflected in the Stock Performance Graph on page 22 of this proxy statement. The Committee considered a number of factors in assessing compensation levels of comparative companies, including their size and performance.

During fiscal year 2005, the Company’s executive compensation program included these key elements:

•	Base Salary. The Committee establishes the base salaries of its executives based on competitive market practices. Additionally, each executive’s base pay is considered relative to his or her total compensation package, including cash incentives and equity-based incentives. During fiscal year 2005, none of the Company’s executive officers received a base salary increase.

•	Cash-Based Incentives. During fiscal year 2005, three executive officers of the Company participated in a cash incentive program under which payment was made quarterly based upon the Company’s revenue and operating profit. Under this program, 50% of the target bonus was earned based on achieving the revenue target and 50% of the target bonus was earned based on achieving the operating profit target, subject to the discretion of the Committee to adjust the final quarterly bonus payment based on individual or company-wide performance. An additional executive officer participated in the same cash incentive program, except that a target based on software and services bookings replaced one-half of the target based on revenue. For the remaining executive officer, the target based on bookings entirely replaced the revenue target.

None of the Company’s executive officers who participated in the cash incentive program in fiscal years 2004 and 2005 received an increase in their target cash incentive in fiscal 2005. Executive officers participating in this program in fiscal 2005 received cash incentives that averaged 66% of their target incentives, with individual cash incentives that ranged from 50% to 79% of their target incentives.

•	Loan Forgiveness. Messrs. Costello and Frankola received a benefit of $213,540 and $41,855, respectively, reflecting forgiveness of loans and related accrued interest from the Company in connection with their employment by the Company.

•	Equity-Based Incentives. Stock options and restricted stock awards are designed to align the interests of each executive officer with those of the stockholders. Each year, the Committee considers the grant of stock options and restricted stock awards to executive officers. The Committee believes that such awards provide added incentive for executive officers to influence the strategic direction of the Company and to create and grow value for customers, stockholders and employees. Options are granted with exercise prices equal to or greater than the fair market value of the stock at the time of grant and typically have three- to four-year vesting periods, contingent upon the executive officer’s continued employment with the Company. The number of stock option shares and restricted stock awards granted to individual executive officers is generally based on demonstrated performance, the amount and timing of prior option grants and restricted stock awards and the executive officers’ overall compensation and equity participation in the Company.

In addition to the Company’s annual grant program, in fiscal 2005 the Company offered its employees, including executive officers, the opportunity to exchange outstanding options having an exercise price of $10.00 or more for restricted shares of Common Stock that vest in equal annual installments over three years. Upon expiration of the offer in August 2005, employee stock options to purchase 6.8 million shares of Common Stock were cancelled in exchange for 2.6 million shares of restricted Common Stock.

During fiscal 2005, none of the Company’s executive officers were granted stock options. During fiscal 2005, Messrs. Costello and Frankola were granted 225,000 and 150,000 shares of restricted stock, respectively, pursuant to the Company’s annual grant program. In addition, Messrs. Costello and Frankola were granted 195,835 and 124,167 shares of restricted stock, respectively, in exchange for cancelling options to purchase 541,665 and 316,665 shares, respectively, pursuant to the Company’s option exchange program. The value of the cancelled options held by Messrs. Costello and Frankola at the time of surrender was $1,194,578 and $780,455, respectively, as determined by the Company using the methodology and assumptions used in preparing its financial statements. The restricted stock grants to Messrs. Costello and Frankola vest in three equal annual installments starting approximately on the first anniversary of the grant date. In determining the level of their equity incentives (other than restricted shares granted pursuant to the exchange offer), the Committee considered Mr. Costello’s contribution to enhancing the Company’s solutions delivery service and Mr. Frankola’s contributions to finance and administration as well as each executive’s overall contribution to the Company.

CEO Compensation. Mr. Calderoni received an annual base salary of $600,000. Mr. Calderoni’s base compensation was established at the time of his promotion to Chief Executive Officer in October 2001 and has not been changed since then.

Mr. Calderoni also received a discretionary cash incentive payment that was entirely dependent on the Company’s performance. His target cash incentive was established at the time of his promotion to Chief Executive Officer in October 2001 and has not been changed since then. The actual amount of Mr. Calderoni’s cash incentive payment for fiscal 2005 was $200,000, representing 50% of his target incentive, which was determined based on the same incentive plan that applied to the other executive officers of the Company, as described above. In particular, 50% of the target bonus was based on achieving a revenue target and 50% of the target bonus was based on achieving an operating profit target, subject to the discretion of the Committee to adjust the final quarterly bonus payment based on individual or company-wide performance. As in the case of the other executive officers, this cash incentive includes a final quarterly bonus that was adjusted based on consideration of both individual and overall corporate performance in fiscal 2005.

During fiscal 2005, Mr. Calderoni was granted 400,000 shares of restricted stock, pursuant to the Company’s annual grant program. In addition, Mr. Calderoni was granted 591,668 shares of restricted stock, in exchange for cancelling options to purchase 1,583,332 shares, pursuant to the Company’s option exchange program. The value of the cancelled options at the time of surrender was $3,396,014, as determined by the Company using the methodology and assumptions used in preparing its financial statements. In determining the level of Mr. Calderoni’s equity incentive (other than the restricted shares granted pursuant to the exchange offer), the Company considered his demonstrated performance, his overall level of compensation and equity participation in the Company and the amount and timing of prior equity awards. The restricted stock grants to Mr. Calderoni in fiscal 2005 vest in three equal annual installments starting approximately on the first anniversary of the grant date.

During fiscal 2005, Mr. Calderoni also received a benefit of $1,050,700 reflecting forgiveness of the remaining principal and interest on a loan that he received in 2001 from an entity controlled by Keith Krach, the former Chairman of the Board of Directors and co-founder of the Company. No Company cash was used to fund the loan. Furthermore, Mr. Calderoni received an additional tax reimbursement payment of $920,798 during fiscal 2005, which was calculated to make him whole for the income taxes he incurred as the result of the forgiveness of the loan and such bonus. Mr. Calderoni’s forgiveness of the loan and related accrued interest occurred pursuant an agreement that he entered into in 2001 with the entity controlled by Mr. Krach pursuant to Mr. Calderoni’s hiring by and continued employment with the Company. The additional tax reimbursement payment he received from the Company relating to the loan forgiveness was made pursuant to an agreement that he entered into in 2001 with the Company pursuant to his hiring by and continued employment with the Company. Accordingly, because Mr. Calderoni’s loan forgiveness benefit and tax reimbursement payment were established by pre-existing agreements signed in 2001, they were not affected by the Company’s corporate performance in 2005.

Limitation on Tax Deductions. Under the federal tax laws, a publicly held company may not claim a federal income tax deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders approved a limitation under the 1999 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million limitation. Other components of the executive officers’ compensation are subject to the $1 million limitation. In light of the Company’s substantial net operating loss carryforwards, the impact of any loss of federal income tax deductions is expected to be deferred.

Submitted by the Compensation Committee of the Ariba Board of Directors:

Richard A. Kashnow, Chair
Robert D. Johnson
Karl E. Newkirk
Richard F. Wallman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was formed in April 1999, and the members of the Compensation Committee are Messrs. Kashnow, Johnson, Newkirk and Wallman. None of these individuals was at any time during fiscal year 2005, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s certificate of incorporation limits the liability of the Company’s directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its executive officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Pursuant to these agreements, the Company has advanced or indemnified certain directors and officers for fees and expenses incurred by them in connection with the internal review resulting in the restatement of its consolidated financial statements, related legal proceedings and other matters.

As previously reported, beginning January 27, 2003, following the Company’s announcement that it would restate its financial statements, several shareholder derivative actions were filed in the Superior Court of California for the County of Santa Clara against certain of the Company’s current and former officers and directors and against the Company as nominal defendant. These actions were filed by stockholders purporting to assert, on the Company’s behalf, claims for breach of fiduciary duties, aiding and abetting, violations of the California insider trading law, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and contribution and indemnification. Specifically, the claims are based on the Company’s acquisition activity and related accounting implemented by the defendants, the alleged understatement of compensation expenses as reflected in the Company’s then proposed restatement, the alleged insider trading by certain defendants, the existence of the restatement class action litigation, in which the Company is alleged to be liable to defrauded investors, and the allegedly excessive compensation paid by the Company to one of the Company’s officers, as reflected in the Company’s then proposed restatement. The complaints seek the payment by the defendants to the Company of damages allegedly suffered by the Company, as well as other relief. In June 2005, the consolidated action was dismissed by the court with prejudice. Plaintiffs have filed a notice of appeal. Briefing on the appeal is expected to be complete by January 26, 2006.

Also as previously reported, on September 16, 2004, a shareholder class action was filed against the Company and the individual board members of the FreeMarkets Board of Directors in Delaware Chancery Court by stockholders who held FreeMarkets common stock from January 23, 2004 through July 1, 2004. The complaint alleges various breaches of fiduciary duty and a violation of the Delaware General Corporation Law on the part of the former FreeMarkets board members in connection with the merger between the Company and FreeMarkets, which was consummated on July 1, 2004. The plaintiff in this action contends, among other things, that the FreeMarkets board members breached their fiduciary duties to FreeMarkets’ common stockholders by negotiating the merger with the Company so as to provide themselves with downside protection against a decline in the Company’s market price through a beneficial option exchange formula while failing to provide the common stockholders protection in the event of a drop in the price of the Company’s stock, by contractually obligating themselves to recommend unanimously that FreeMarkets’ stockholders approve the merger, by failing to disclose to FreeMarkets’ stockholders certain material information before the merger closed, and by breaching their duties of loyalty to the common stockholders in various other respects. As FreeMarkets’ corporate successor, the Company is alleged to be liable for the FreeMarkets board members’ violation of the Delaware General Corporation Law. Plaintiff seeks disgorgement of benefits by the individual defendants, as well as monetary and rescissory damages from all of the defendants, jointly and severally. The defendants’ motion to dismiss the complaint was submitted to the Delaware Chancery Court on February 4, 2005. Plaintiff has not filed any response or opposition to the motion to dismiss.

Additionally, on October 31, 2005, a purported class action, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, was filed in the United States District Court for the Eastern District of Virginia against the Company’s Chairman and Chief Executive Officer and a former executive and director of the Company. The action was brought on behalf of stockholders who purchased the Company’s stock from January 28, 2004, through January 31, 2005. The complaint alleges that the defendants artificially inflated the Company’s stock price between those dates by failing to disclose, in public statements that the Company made about its products, market position and performance, that some of those products allegedly infringed patents belonging to a third party.

The Company entered into an agreement with Robert M. Calderoni, its Chairman of the Board of Directors, President and Chief Executive Officer, under which he was entitled to receive annual cash tax reimbursement payments from the Company during the years 2001 through 2004. The amount of each payment was calculated to compensate Mr. Calderoni for income taxes that he incurred as the result of the forgiveness of certain indebtedness to an entity affiliated with Keith Krach, the former Chairman of the Board of Directors and co-founder of the Company. The interest rate on the loan was 5.07%. Both the agreement to make such annual cash payments to Mr. Calderoni and the creation of the forgivable indebtedness were negotiated in connection with Mr. Calderoni’s hiring by and continued employment with the Company. The initial aggregate principal amount of such indebtedness was $4,000,000. The remaining $1,000,000 of principal, along with $50,700 of accrued interest, was forgiven on November 21, 2004. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 2005 was $1,050,700.

The Company entered into an agreement with James W. Frankola, its Executive Vice President and Chief Financial Officer, that provided for an unsecured loan from the Company to Mr. Frankola in the amount of $1,500,000. The interest rate on the loan was 2.73%. The agreement provided that one-third of the principal amount and all accrued interest will be forgiven upon Mr. Frankola’s completion of 12 months of continuous service with the Company as its Chief Financial Officer, and that the balance will be forgiven in equal monthly installments over the following 24 months of continuous service as the Company’s Chief Financial Officer. Mr. Frankola’s service as the Company’s Chief Financial Officer commenced on December 3, 2001. Accordingly, the remaining $41,667 of principal and $188 of accrued interest were forgiven on December 3, 2004. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 2005 was $41,855.

The Company entered into an agreement with Kevin S. Costello, its Executive Vice President and Chief Commercial Officer, in April 2002 which provided for two unsecured loans from the Company to Mr. Costello, the first in the amount of $600,000 at an annual interest rate of 3.21% and the second in the amount of $400,000 at an annual interest rate of 3.18%. The agreement provided that one-third of the principal amounts and all accrued interest will be forgiven upon Mr. Costello’s completion of 12 months of continuous full-time service with the Company, and that the balances will be forgiven in equal monthly installments over the following 24 months of continuous full-time service with the Company. The remaining $211,111 of principal and $2,429 of accrued interest were forgiven on May 21, 2005. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 2005 was $213,540.

CERTAIN ACCOUNTING MATTERS

KPMG LLP has audited the Company’s financial statements since 1997. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2004 and 2005, and fees billed for other services rendered by KPMG LLP.

	2004	2005
Audit fees	$1,308,378	$1,265,822

Total audit fees	1,308,378	1,265,822
Audit related fees(1)	370,500	112,000

Audit and audit related fees	1,678,878	1,377,822
Tax fees(2)	546,392	102,865

Total fees	$2,225,270	$1,480,687

(1)	Audit related fees consisted of Webtrust certification and due diligence services.
(2)	Tax fees consisted of fees for tax consultation and tax compliance services.

The non-audit services provided by KPMG are permissible non-audit services within the meaning of Section 10A(g) of the Exchange Act.

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by the Company’s principal accountants be approved in the advance by the Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the “De Minimis Exception”). Pursuant to Section 10A(i)(1) of the Exchange Act, the Audit Committee has established procedures by which it pre-approves such services at each regularly scheduled meeting. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect.

The Audit Committee is currently considering the selection of the Company’s independent auditors for fiscal year 2006 as part of a process of periodically reviewing the Company’s independent auditors and allowing the Company’s current independent auditors, KPMG LLP, and other qualified independent auditors to submit proposals to provide audit and permitted non-audit services to the Company in fiscal year 2006. Accordingly, the Company is not soliciting stockholder ratification of the Company’s independent auditors for fiscal year 2006.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A copy of the charter is attached as Annex J to the Company’s joint proxy statement/prospectus for its 2004 Annual Meeting of Stockholders. Pursuant to the charter, the Audit Committee selects the Company’s independent auditors.

Management is responsible for the Company’s internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the results and scope of the audit and other services provided by the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

The Company’s independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out their oversight responsibilities. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, filed with the Securities and Exchange Commission.

Each of the members of the Audit Committee is independent as defined under the listing standards of The Nasdaq Stock Market.

Submitted by the Audit Committee of the Board of Directors:

Thomas F. Monahan, Chair
Robert D. Johnson
Richard A. Kashnow
Robert E. Knowling, Jr.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock between September 30, 2000 and September 30, 2005, with the cumulative total return of (i) the Morgan Stanley High Tech Index (the “MSH Index”) and (ii) the Standard and Poor’s 500 Index (the “S&P Index”), over the same period. This graph assumes the investment of $100.00 on September 30, 2000 in the Common Stock, the MSH Index and the S&P Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not necessarily indicative of, nor is it intended to forecast, the potential future performance of the Common Stock. Information used in the graph was obtained from Bloomberg, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Note: S&P performance does not include reinvested dividends.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended or the Exchange Act that might incorporate this annual report or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

FORM 10-K

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2005, INCLUDING THE FINANCIAL STATEMENTS CONTAINED THEREIN. REQUESTS SHOULD BE SENT TO ARIBA, INC., 807 11th AVENUE, SUNNYVALE, CALIFORNIA 94089, ATTN: INVESTOR RELATIONS.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy statement and form of proxy for presentation at the Company’s 2007 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Company at its principal executive offices at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel, not later than September 19, 2006. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy is instead a reasonable time before the Company begins to print and mail its proxy materials. Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act are required to provide the information required by the Company’s bylaws and give timely notice to the Secretary of the Company in accordance with the Company’s bylaws at the aforementioned address not earlier than November 3, 2006 and not later than December 3, 2006. If the date of the next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary of the Annual Meeting, then notice of such proposal must be received no later than the close of business on the later of (i) the date 90 days prior to the meeting, and (ii) the date 10 days after public announcement of the meeting date. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

Stockholders may contact the Secretary of the Company at the Company’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors

James W. Frankola
Executive Vice President and Chief Financial Officer

Sunnyvale, California

January 17, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 1 OF THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

PROXY	ARIBA, INC.	PROXY
807 11th Avenue, Sunnyvale, CA 94089

This Proxy is Solicited on Behalf of the Board of Directors of Ariba, Inc.

for the Annual Meeting of Stockholders to be held February 24, 2006

The undersigned holder of Common Stock, par value $.002, of Ariba, Inc. (the “Company”) hereby appoints Robert M. Calderoni and James W. Frankola, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on February 24, 2006 at 8:00 a.m. local time, at the Company’s headquarters, located at 807 11th Avenue, Sunnyvale, California, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Chief Financial Officer of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

ARIBA, INC.

☒	Please mark votes as in this example.

To elect the following directors to serve for a term ending upon the 2009 Annual Meeting of Stockholders or until their successors are elected and qualified:

Nominees: Richard A. Kashnow and Robert D. Johnson

☐	FOR BOTH NOMINEES

☐	WITHHOLD AUTHORITY FOR BOTH NOMINEES

☐	WITHHOLD AUTHORITY ONLY FOR

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

MARK HERE IF YOU DO NOT WANT TO RECEIVE FURTHER COMPANY REPORTS.  ☐

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Signature:	Date:

Signature:	Date: